BIOX INSTRUMENTS CO.,LTD
PROFIT AND LOSS STATEMENT
FOR THE SIX MONTHS ENDED JUNE 30, 2011 AND 2010

ITEMS	LINE	2011.1~2011.6 RMB	2010.1~2010.6 RMB
Sales	1	4,236,574.53	3,515,004.45
Including: Export sales	2
Less: Sales discounts and allowances	3
Net sales	4	4,236,574.53	3,515,004.45
Less: Sales tax	5	65,679.26	50,097.75
Cost of sales	6	825,884.87	943,781.43
Including: Cost of export sales	7
Gross profit on sales	8	3,345,010.40	2,521,125.27
Less: Selling expenses	9	1,008,887.56	1,186,542.67
General and administrative expenses	10	569,547.72	558,315.42
Financial expenses	11	(4,531.99)	(25,188.30)
Including : Interest expenses (less interest income)	12
Exchange loss (less exchange gains)	13
Profit on sales	14	1,771,107.11	801,455.48
Add: Income from other operations	15
Operating profit	16	1,771,107.11	801,455.48
Add: Investing gains	17
Non-operating income	18	138,166.54
Less: Non-operating expenses	19	69,586.58	8,749.19
Add: Profit and loss adjustment for previous years	20
TOTAL PROFIT	21	1,839,687.07	792,706.29
Less: Income tax	22	52,957.17
NET PROFIT	23	1,786,729.90	792,706.29

BIOX INSTRUMENTS CO.,LTD
BALANCE SHEET
		2011-06-30
					ER@2011.6.30
ASSETS	LINE	Bal.E/P(RMB)	LIABILITIES AND OWNERS'EQUITY	LINE	Bal.E/P(RMB)
CURRENT ASSETS	1		CURRENT LIABILITIES	1
Cash on hand	2	14,362.58	Short term loans	2
Cash in bank	3	2,873,681.50	Notes payable	3
Marketable securities	4		Accounts payable	4	89,903.74
Notes receivable	5		Accrued payroll	5
Accounts receivable	6	477,349.45	Taxes payable	6	578,994.60
Less:Allowance for bad debts	7		Dividends payable	7
Etrust bank to make collections	8		Advances received	8	2,148,650.00
Advances to suppliers	9		Other payables	9	125,580.03
Other receivables	10	584,492.77	Accured expenses	10	(100,000.00)
Prepaid and deferred expenses	11		Bonus and welfare funds for staff and workers	11
Inventories	12	1,928,165.89	Long term liabilities payable at maturity within a year	12
Less:Allowance for loss on realization of stock	13		Other current liabilities	13
Long term investment recovery due within a year	14			14
Other current assets	15			15
Total current assets	16	5,878,052.19	Total current liabilities	16	2,843,128.37
LONG TERM INVESTMENT	17		LONG TERM LIABILITIES	17
Long term investment	18		Long term loans	18
Receivables over a year	19		Bond payable	19
FIXED ASSETS	20		Premium(discount) on bond payable	20
Fixed assets-cost	21	390,301.31	Payable over a year	21
Less:accumulated depreciation	22	293,329.88	OTHER LIABILITIES	22
Fixed assets-net value	23	96,971.43	Exchange gain during preparation period	23
Disposal of fixed assets	24		Deferred investment income	24
CONSTRUCTION WORK IN PROCESS	25		Deferred lease income	25
Construction work in process	26		Credit item of deferred tax	26
INTANGIBLE ASSETS	27		Other deferred credits	27
Right to the use of site	28		Exchange gain to be written off	28
Industrial property and proprietary technology	29		Total liabilities	29	2,843,128.37
Other intangible assets	30		OWNER'S EQUITY	30
Total intangible assets	31	0		31
OTHER ASSETS	32		Paid in capital	32	500,000.00
Organization expenses	33		Including: Foreign investment	33
Exchange loss during preparation period	34		Less:repayment of investment	34
Deferred investment losses	35		Translation reserve	35
Debit item of deferred tax	36		Reserve fund	36
Other deferred expenses	37		Expansion fund	37
Exchange loss to be writton off	38		Repayment of investment by profit	38
	39		Current year profit	39	2,446,029.77
	40		Retained earnings	40	185,865.48
Total other assets	41	0	Total owners' equity	41	3,131,895.25
TOTAL ASSETS	42	5,975,023.62	TOTAL LIABILITIES AND OWNERS’ EQUITY	42	5,975,023.62